Exhibit 3.18
MINUTES OF THE EXTRAORDINARY GENERAL SHAREHOLDERS MEETING OF LEAR CORPORATION MEXICO, S.A. DE C.V., HELD ON JULY 13, 2006, AT 10:00 HOURS IN THE CORPORATE DOMICILE OF THE CORPORATION LOCATED AT MEXICO CITY, MEXICO.
ATTENDANCE: The shareholders owning 100% of the voting shares in the capital stock of the corporation were present or duly represented, in accordance with the attendance list herein attached, as follows:

SHAREHOLDERS	SHARES	SERIES

LEAR HOLDINGS, S. DE R.L. de C.V.	77’298,500	“B”
represented by Mr. Miguel Angel Ruggeri Correa
Fed. Taxp. No. LH0900405QMA

LEAR MEXICAN HOLDINGS L.L.C.	1	“B”
represented by Ms. Anna Cristina Romero Ramírez
Total:	77’298,501
It is hereby acknowledged that LEAR MEXICAN HOLDINGS L.L.C., has informed the corporation, prior to this meeting, that it has opted not to register in the Federal Taxpayer’s Registry under the terms of Article 27 of the Federal Fiscal Code; in view of the above, no notation shall be made in these minutes of the Taxpayer’s registration number of said shareholder.
CHAIRMAN AND SECRETARY: Mr. Miguel Angel Ruggeri Correa presided over the meeting as Chairman and Ms. Anna Cristina Romero Ramírez acted as Secretary, being appointed by the unanimous vote of the present or duly represented shareholders of the corporation.
RECOUNT CLERKS: The Chairman appointed Ms. Marisol González Echevarría and Mr. Guillermo Eduardo Rojas Montiel, as Recount Clerks, who stated in the recount that the shareholders owning 100% of the voting shares comprising the capital stock of the corporation were present or duly represented.
QUORUM: The Chairman, taking into account the recount carried out by the Recount Clerks, and without need of the prior publication of the corresponding meeting notice, due

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to the presence or due representation of the shareholders owning 100% of the voting shares comprising the capital stock of the corporation, declared the meeting formally installed under the following:
A G E N D A
1.	Resignation of director of the company.

2.	Transformation of the company.

3.	Designation of special delegates and granting of powers of attorney.
1.	Resignation of director of the company.
Addressing the first item of the Agenda, at the proposal of the Chairman and by their unanimous vote, the shareholders adopted the following resolutions:
RESOLVED, to accept the resignation of Mr. Donald J. Stebbins to the position of director of the company.
2.	Transformation of the company.
Addressing the second item of the Agenda, at the proposal of the Chairman and by their unanimous vote, the shareholders adopted the following resolutions:
RESOLVED to transform the company into a limited liability, variable capital partnership.
RESOLVED that the transformation referred on the above resolution will be fulfilled under the following bases:
a)	To the effects of the transformation, the balance of the company as to June 30, 2006, is hereby approved by the shareholders.

b)	The above-referred balance and the respective notice of transformation will be published in the official newspaper of the corporate domicile of the company.

c)	The transformation will be effective on the date the first testimony or notarial deed containing the protocolization of these minutes is registered

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before the Public Registry of Commerce of the corporate domicile of the company, and the consent of any creditors of the company has been obtained and/or the payment of any outstanding credits has been agreed to, or the payment of said credit has been deposited with a Mexican credit institution, in its case.

d)	On the effective date of the transformation, the shareholders of the company will receive an equity quota with a value equal to the sum of the value of the shares of the capital stock of the company which they own on the effective date of the transformation.

e)	On the effective date of the transformation, the company will adopt and will be subject to the following by-laws:
“CHAPTER I
ORGANIZATION
FIRST. The company is a variable capital limited liability company subject to this charter and by-laws and to the General Law of Commercial Companies with regard to matters not herein provided.
CHAPTER II
CORPORATE NAME, DOMICILE, LIFE AND PURPOSE
SECOND. The name of the company is “LEAR CORPORATION MEXICO”, which shall always be followed by the words “Sociedad de Responsabilidad Limitada de Capital Variable” or by their abbreviation “S. de R.L. de C.V.”
THIRD. The domicile of the company shall be in Mexico City, Mexico. The partners or the management of the company may establish agencies or branches of the company anywhere within the Mexican United States or abroad without such acts constituting a change of domicile.
FOURTH. The company shall have a duration of ninety nine (99) years, counted from the date of its incorporation.
FIFTH. The purpose of this company shall be:

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1)	The manufacture, purchase, sale, supply, distribution, marketing, exportation and importation, in its own behalf or for third parties, in México or abroad, of all kinds of springs, seats, parts and components for the interiors of vehicles and automobiles of the automotive industry, as well as seats for theatres, movies and other meeting and entertainment centers, and all kinds of furniture.

2)	To promote, organize, and administer all types of commercial or civil companies.

3)	To acquire an interest or participation in other commercial or civil companies, in their establishment process or acquiring shares or participations in those already established, as well as to dispose of or transfer such shares or participations.

4)	The rendering of all kind of services, such as those of promotion of products and services; warehousing and handling of products; selection, hiring, training, supply and administration of personnel; administrative, production, promotion and sales services in general; administrative services of a financial, accountancy, marketing and systems nature, in Mexico and abroad, in its own behalf or for third parties.

5)	To acquire as owner, by lease, by bailment or dispose of, in any manner, all kinds of chattels or realty, as well as chattels real (derechos reales) to carry out the purposes of the corporation.

6)	To make, draw, issue, accept, endorse, certify or otherwise subscribe, including as guarantor (aval), of all classes of negotiable instruments permitted by law.

7)	The acquisition, possession, use and disposition of patents, certificates of invention, licenses, inventions, improvements of technical procedures, trademarks and tradenames and all other industrial or intellectual property rights, whether its own or of third parties.

8)	The representation, as intermediary (broker), commission agent, representative or otherwise, of any Mexican or foreign individual or legal entity.

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9)	To enter into and/or carry out, in Mexico or abroad, on its own behalf or for third parties, all kinds of principal or accessory, civil, commercial and any other kind of acts (including of domain), contracts or agreements permitted by law, and in addition, whether as guarantor, surety (aval) or otherwise, including as joint and several obligor, to guaranty obligations and debts of companies in which it has a direct or indirect participation in its capital, of companies which participate in the capital of the company, or of companies which belong to its same corporate group.
CHAPTER III
CAPITAL AND EQUITY QUOTAS
SIXTH. The capital of the company shall be variable, with a minimum of $117,500.00 (ONE HUNDRED AND SEVENTEEN THOUSAND FIVE HUNDRED Pesos 00/100, Mexican Cy.). The variable capital of the company shall be unlimited.
SEVENTH. The company will have no less than two nor more than fifty partners. The corporate capital shall be divided into a number of equity quotas equal to the number of partners who subscribe said capital, except for those equity quotas with special or limited rights as may be issued by the company.
EIGHTH. All equity quotas shall have a value of at least $1.00 (one peso 00/100 Mex. Cy.) or a multiple thereof.
NINTH. Except for such preferred equity quotas or equity quotas with special or limited rights as may be issued, all equity quotas shall confer equal rights and obligations.
TENTH. Increases and reductions in the minimum and variable capital of the company shall be effected by resolution of the partners.
The amortization and retirement of equity quotas, unless otherwise agreed upon by the partners, and with respect, if applicable, to the rights of withdrawal of partners provided in Article Sixteenth, shall be carried out among the partners in proportion to the value of the equity quotas held by each.

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The amortization of equity quotas out of distributable profits as provided for in Article 71 of the General Law of Commercial Companies is authorized.
CHAPTER IV
PREEMPTIVE RIGHTS
ELEVENTH. The partners will have the preemptive right to subscribe the capital increases, which are decreed by the partners meeting. The partners will have the right to acquire any equity quotas to be transferred to third parties, which are unrelated to the company, under the terms of the provisions contained in Article 66 of the General Law of Commercial Companies. The transfer by any means of equity quotas will require, with the exception of the transfer by inheritance, the consent of the partners who represent the majority of the company’s capital. The partners will have the right of division and partial transfer under the terms of the provisions contained in Article 69 of the General Law of Commercial Companies.
CHAPTER V
CERTIFICATES AND REGISTER
TWELFTH. The equity quotas may be represented by registered certificates, which in no event shall be negotiable instruments.
THIRTEENTH. All certificates representing equity quotas which may be issued by the company shall bear consecutive numbering and shall set forth the name and address of the partner of record, the value of that equity quota and whether such value has been totally or partially paid, and shall be signed by the Sole Manager or any two Proprietary Managers.
FOURTEENTH. The company will recognize as partners those persons who are recorded as such in the partners registry book of the company. The company shall have a partners registry book which shall set forth the name, domicile and nationality of the partners, the value of the equity quotas or quotas held by each partner, the class of contributions made by each partner to the capital of the company and also whether its equity quotas are fully or partially paid, the payments made on those which are not fully paid, and all transfers of equity quotas. The Secretary of the company shall be charged with the custody of said register. Any

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transfer of equity quotas shall be effective from the date on which it is recorded on this partner register book. The Secretary shall have the obligation of making the entries referred to in this article.
CHAPTER VI
ALIEN PARTNERS
FIFTEENTH. Any alien who upon the incorporation of the company or at any time thereafter acquires an equity interest or participation in the company shall thereby be considered a Mexican (national of the United Mexican States) as regards such interest or participation; the assets, rights, concessions, participations or interests owned or held by the company; and the rights and obligations derived from contracts with government authorities to which the company is a party and it shall be understood that such alien agrees not to invoke the protection of his government under penalty, in case of failure to comply with this agreement, of the forfeit of such interest or participation to the United Mexican States.
CHAPTER VII
RESOLUTIONS AND MEETINGS OF PARTNERS
SIXTEENTH. The partners, at a meeting thereof or by written consent adopted outside a meeting pursuant to the provisions set out further below, are the supreme authority of the company and their resolutions shall be binding on all partners, including absent or dissenting partners. Dissenting partners shall, in any case, enjoy the rights provided under Articles 38 and 42 of the General Law of Commercial Companies. In the case of a withdrawal of a partner, the provisions of Articles 220 and 221 of the General Law of Commercial Companies shall apply.
SEVENTEENTH. The following matters shall be reserved for the resolution of the general partners meeting:
1.	Discussion, approval or modification of the management report and the financial statements of the company for each fiscal year.

2.	Application of the profits and losses account.

3.	Appointment or removal of the members of the Board of Managers as well as to determine their compensation.

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4.	Appointment or removal of the Examiners of the company as well as to determine their compensation.

5.	Approval or modification of the business plan of the company.

6.	Approval or modification of the annual budget of the company.

7.	Distribution of profits.

8.	Appointment of the President and the Secretary of the Board of Managers and the appointment of Officers of the company.

9.	Appointment or removal of the external auditors of the company.

10.	The amortization by the company of its equity quotas representing minimum or variable capital and issue of participation certificates therefor, division of equity quotas, issuance of debt instruments, in mass or in series, and approval of any transfer of equity quotas and/or admission of new partners.

11.	Dissolution of the company prior to the duration stipulated in the charter and by-laws, merger of the company, spin-off of the company.

12.	Any amendment to the Charter and By-laws.

13.	Capital increases and reductions.

14.	Any amendments to the corporate purpose to the company.

15.	Any modification to the company’s by-laws which might imply a change, in the increase of obligations, to the rules which determine the obligations of the partners, including those which might result in an increase of obligations of the partners consisting in additional capital contributions.

16.	Any other matter not reserved for resolution by the special partners meeting or the Board of Managers.
EIGHTEENTH. With regard to partners’ meetings, the following rules shall be observed:

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a)	Unless provided for otherwise in these by-laws, partners meetings may be called at any time by the Sole Manager, the Board of Managers, the Examiners, the Secretary of the company or by the partners which hold equity quotas which value in the aggregate equals at least thirty three percent (33%) of the subscribed and paid-in capital of the company. The notice of the meeting shall set forth at least the date, hour, place and agenda for the meeting and shall be signed by the President, or Secretary of the Board of Managers, or in its case by the Examiner or by the partners which have called a particular meeting.

Each person who is recognized by the company as a partner on the date of the notice, and all Examiners and their alternates, shall be given written notice of the meeting, at least fifteen days prior the date of any meeting, either by means of personal notification or by means of letter, telex, telegram, fax or cablegram confirmed by registered air mail, if the recipient resides abroad, or confirmed by registered mail if the recipient resides within the United Mexican States, duly paid, to the latest address that such partner, Examiners and their alternates shall have filed in writing with the Secretary of the company. It is understood, however, that the partners residing abroad may file with the Secretary a second address in the Mexican United States, to which address an additional copy of the personal notice shall be sent.

Any partners meeting may be convened, however called, if the partners who hold 100% of the capital of the company are present or duly represented at the time of a partners meeting.

b)	Meetings shall be held at least once each year within the first four months following the end of the fiscal year of the company, and shall include among the items on the agenda, those referred to in items 1, 2, 3, 4, 5 and 6 of Article Seventeenth of these by-laws, with respect to the company as well as with respect to the companies in which the company is the holder of the majority of the shares or equity quotas.

c)	All meetings of partners shall be held at the domicile of the company, except in the event of acts of God or force majeure.

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d)	Any partner may be represented at any partners’ meeting by any person designated in writing as his proxy. The Sole Manager or the Chairman of the Board of Managers assisted by the secretary of the company, shall preside at all partners meetings. In the absence of any of the foregoing, the persons to take their place and act as Chairman and Secretary of the meeting, will be elected by a simple majority vote of the partners present at the meeting. Prior to convening a partners meeting, the person presiding shall appoint one or more recounts clerks to report as to the persons present at the meeting, the number of equity quotas held or represented by such persons and as to the number of votes each such person is entitled to cast.

e)	Unless otherwise set forth in this Charter and By-laws or in the General Law of Commercial Companies, for a quorum to exist at any meeting of partners held upon first or subsequent call, the partners representing at least 50% of the corporate capital and entitled to vote at such a meeting must be present personally or by proxy.

f)	Except for such limited voting equity quotas as may be issued by the company, each partner shall have the right to cast one vote for each $1.00 (one peso 00/100 Mex. Cy.) of equity at any meeting of partners.

g)	Once it has been established that a quorum exists, the person presiding shall declare the meeting legally convened and shall submit the matters on the agenda to the meeting.

h)	All votes shall be by hand count unless the partners representing a majority of the equity quotas present or represented by proxy, shall agree that the vote be by written ballot.

i)	Unless otherwise set forth in this Charter and By-laws or in the General Law of Commercial Companies, to validly adopt resolutions at any meeting of partners, whether held upon first or subsequent call, the affirmative vote of partners which hold at least 50% of the equity quotas representing the capital of the company shall be required, with the exception of the resolutions upon matters referred to in items 14 and 15 of Article Seventeenth, for which approval and adoption

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the affirmative vote of partners which hold 100% of the equity quotas representing the capital of the company shall be required.

j)	The Secretary shall prepare the minutes of each meeting of partners which shall be transcribed in the appropriate Minute Book and which shall be signed by at least the Chairman and Secretary of the meeting. Likewise, the Secretary shall prepare a file to contain at least:
i)	proxies submitted or an extract of the proxy documents;

ii)	reports, opinions and other documents submitted to the meeting;

iii)	copy of the minutes of the meeting.
NINETEENTH. The partners may adopt resolutions without holding a partners meeting of any kind, provided such resolutions are confirmed in writing by the partners which hold 100% of the capital of the company, directly or by proxy, always respecting the right provided for in the second paragraph of Article 82 of the General Law of Commercial Companies. In any event, a file shall be prepared to contain the proxies delivered with the written consent or an extract thereof certified by the Secretary; the reports, opinions and other documents submitted to the partners and a fully executed copy of the written consent containing the resolutions adopted. The text of said consent may be transcribed in the appropriate minutes book.
CHAPTER VIII
MANAGEMENT OF THE COMPANY
TWENTIETH. The management of the company shall be vested in a Sole Manager or in a Board of Managers composed by at least two (2) Managers, none of which need be partners. Any partner or group of partners holding at least twenty five percent (25%) of the subscribed and paid-in capital of the company, shall be entitled to elect one Proprietary Manager and his alternate.
TWENTY-FIRST. The proprietary members of the Board of Managers and their alternates may be removed at any time by the partners, and shall continue in office until their successors have taken office.

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The Managers will not receive any compensation for the rendering of their services as such, unless otherwise resolved by the partners.
TWENTY-SECOND. The Board of Managers may meet at any place designated in the notice for the meeting. The Board may meet as frequently as is deemed necessary or convenient by any of its members or acting alternates, or the Secretary of the company. Written notice of such meeting shall be sent to all Managers and their alternates at least five (5) days prior to the meeting, either by means of personal notification or by means of telex, telegram, fax or cablegram, confirmed by registered airmail, if the recipient resides abroad, or by registered mail if the recipient resides in the United Mexican States, duly prepaid, to the latest address registered with the Secretary by each recipient.
The notice shall contain the hour, date, place and agenda for the meeting. Any meeting of the Board shall be valid, however called, if all Proprietary Managers or their alternates are present at this meeting.
TWENTY-THIRD. With regards to a Board of Managers meeting, the following rules shall be observed:
a)	Quorum shall exist in any meeting of the Board of Managers only if at least a majority of all the Managers or their respective alternates are present.

b)	Resolutions of the Board of Managers shall only be passed by the approval of at least a majority of all the Managers or of their respective alternates.

c)	The chairman of the Board or his alternate who shall be appointed by a majority of the votes of the quota holders shall be entitled to cast an additional tie-breaking vote.
Minutes of all meetings of the Board shall be prepared and transcribed in the appropriate minute book and signed by at least the Chairman and Secretary of the meeting.
TWENTY-FOURTH. The Board of Managers may adopt resolutions, without holding a Board meeting, by the unanimous vote of all the Proprietary or Alternate Board members, and provided they are confirmed in writing by them. In any event a file shall be prepared to contain the documentation delivered to

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the board members and a copy of the fully executed written consent containing the resolutions adopted. The text of said consent may be transcribed in the appropriate minute book.
TWENTY-FIFTH. The Board of Managers, or the Sole Manager, in its case, shall have the broadest legal authority granted to attorneys-in-fact to enter into all agreements, to carry out all acts and operations which by law or by this Charter and By-laws are not expressly reserved for the resolution of the partners, to manage and direct the affairs of the company, to carry out the purpose of the company and to represent the company before any judicial (criminal or civil), labor or administrative authorities, whether federal, state or municipal, with as broad authority for lawsuits and collections, acts of administration and acts of domain as provided in the first three paragraphs of Article 2554 of the Federal Civil Code, and the corresponding articles of the Civil Codes of Mexico City and the States of the Mexican Republic, and with those powers which, according to law, must be expressly set forth and referred to in Article 2587 of the Civil Code of the Federal District and the corresponding articles of the Civil Codes of the States, and those powers referred to in Articles 2574, 2582 and 2593 of the Civil Code for the Federal District and the corresponding articles of the Civil Codes of the states, and the express powers to administer labor relations, conciliate, appear at trial in terms of fractions I and VI of Article 876 and Article 878 of the Federal Labor Law, and to enter into accords, and the powers and authorities in accordance with Article 9 of the General Law of Negotiable Instruments and Credit Operations, including but without any limitation whatsoever, the following:
a)	To file and withdraw criminal complaints, submit accusations, assist the Attorney General and grant pardons;

b)	To file and desist from “amparo” proceedings;

c)	To grant, without limitations or with those the Board deems proper, and revoke general and/or special powers of attorney of any kind whatsoever;

d)	To delegate any of its powers to one or more persons, Managers, executives, attorneys-in-fact or committees as the Board deems convenient;

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e)	To withdraw from litigation;

f)	To make settlements;

g)	To submit to arbitration;

h)	To answer and make interrogatories;

i)	To assign assets;

j)	To make challenges; and

k)	To make and receive payments.
No member of the Board of Managers may, individually or separately, exercise any of the foregoing powers except as expressly authorized by the Board of Managers or the partners.
CHAPTER IX
OFFICERS
TWENTY-SIXTH. The partners, by means of a resolution duly adopted in a general partners meeting will designate a Chairman from among the Board members, and a Secretary, who need not be a Board member, and who shall also be the Secretary of the company. At its discretion the partners meeting may also appoint one or more Officers, General Manager or Special Managers, who not need be partners or Board members, and who shall enjoy the powers expressly conferred upon them in their appointment.
The partners at their discretion, may remove any person appointed under this article. Likewise, the Board of Managers may remove any of said persons appointed by it.
CHAPTER X
SURVEILLANCE OF THE COMPANY
TWENTY-SEVENTH. The surveillance of the company shall be entrusted to a Surveillance Board comprised by one or more Examiners. The Examiners need not be partners and shall have the rights and obligations referred to in Articles 166 and following of the General Law of Commercial Companies. They shall remain in office for one year, or until their successors have been appointed and have taken office. Any one or more partners holding at least twenty five percent (25%) of the subscribed and paid-in capital of the company shall be entitled to elect one Examiner and his alternate.

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The partners meeting may designate one or more Alternate Examiners, who need not be partners, to substitute for the Examiners during their temporary or permanent absences.
TWENTY-EIGHTH. Any Examiner of the company shall:
a)	Have the right to perform an annual audit and examination of the company’s books and records in order to render a certified opinion of the financial position of the company in conformity with generally accepted accounting principles applied on a consistent basis; and

b)	Have full access at all times during working hours to all facilities, records, documents and information of the company and its operations.
TWENTY-NINTH. The company shall pay all charges for fees and expenses of the external auditors of the company in carrying out the audits of the company. The company shall not pay the fees and expenses of audits carried out by the Examiners who are not the external auditors of the company. The company shall pay all other charges of all Examiners (Proprietary and Alternates) relating to the carrying out of their functions as Examiners as provided by law or by these by-laws.
CHAPTER XI
GUARANTIES OF THE MANAGERS, OFFICERS AND EXAMINERS
THIRTIETH. No guarantee of the faithful performance of their duties is required from the Proprietary and Alternate members of the Board of Managers, Officers, General Managers, or Special Managers unless the partners may otherwise expressly resolve.
CHAPTER XII
FISCAL YEAR, FINANCIAL STATEMENTS RESERVES AND LIMITED LIABILITY
THIRTY-FIRST. The fiscal year of the company shall end on December 31 of each year.
THIRTY-SECOND. An annual management report and financial statements, including the balance sheet and the statement of results of the company, shall be prepared as of the closing

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of each fiscal year. Such financial statements and management report shall contain the following information:
1.	A report regarding the operations of the company during the respective fiscal year and regarding the policies followed by the company and the main existing projects.

2.	A report in which the financial and accounting policies, as well as the criteria followed in the preparation in the financial information, is outlined.

3.	Financial statements which evidence the financial condition, losses and profits, changes in the financial position and changes in the assets accounts, of the company, at the closing of the respective fiscal year, and related notes.
Such financial statements and management report shall be made available to the partners at least five (5) days prior to the date on which they are to be discussed.
THIRTY-THIRD. After making the required provisions for payment of taxes, profit participation of employees, formation and/or increase of the legal reserve fund until such reserve equals at least one fifth part of the corporate capital, the net profits of the company for each fiscal year based upon an approved balance sheet shall be allocated in the manner agreed to by the general partners meeting.
THIRTY-FOURTH. The incorporators do not reserve unto themselves any special participation in the profits of the company.
THIRTY-FIFTH. The liability of each partner shall be limited to the total value of the equity quotas held by such partner and each partner shall be liable for any unpaid part of the value of the said equity quotas.
CHAPTER XIII
DISSOLUTION AND LIQUIDATION
THIRTY-SIXTH. The Company shall be dissolved in the cases set forth in Article 229 of the General Law of Commercial Companies, but only in accordance with the provisions of Article 232 of said Law.

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THIRTY-SEVENTH. The liquidation of the Company shall be carried out under the provisions of Chapter XI of the General Law of Commercial Companies by one or more liquidators, which will be appointed by the partners.
THIRTY-EIGHTH. During the liquidation of the Company, the liquidators shall have the powers and obligations set forth in Article 242 of the General Law of Commercial Companies.”
f)	On the effective date of the transformation, the capital of the company will be structured as follows:

PARTNER	EQUITY	VALUE
	QUOTAS
LEAR HOLDINGS, S. DE R.L. de C.V.	1	$573,343,713.00
LEAR MEXICAN HOLDINGS L.L.C.	1	$1.00

Total:	2	$573,343,714.00
g)	On the effective date of the transformation, the Managers, Officers and Examiners of the company will be as follows:
BOARD OF MANAGERS
James Michael Brackenbury
William Bernard Brockhaus
Janis N. Acosta
OFFICERS

Name	Position
James Michael Brackenbury	President
Miguel Ángel Ruggeri Correa	Proprietary Secretary (without being a member of the Board of Directors)
Carlos R. Grimm	Alternate Secretary (without being a member of the Board of Directors)
EXAMINERS

Name	Position
Salvador Hernndez Islas	Proprietary Examiner
Luis Carlos Ramírez Chvez	Alternate Examiner
h)	On the effective date of the transformation, the each and all of the powers of attorney previously granted by the company will remain in full force.

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i)	On the effective date of the transformation, the share certificates representing the capital stock of the company will be cancelled and the respective equity quotas certificates will be issued and delivered to the partners.

3.	Designation of special delegates and granting of powers of attorney.
Addressing the last item of the Agenda, at the proposal of the Chairman and by their unanimous vote, the shareholders adopted the following resolutions:
RESOLVED, to designate Messrs. Miguel Angel Ruggeri Correa, Anna Cristina Romero Ramírez and Ernesto Fernndez Barrón, as Special Delegates of the shareholders meeting, granting to them a special power of attorney to be exercised jointly or severally, under the terms of Article 2553 of the Federal Civil Code, and the corresponding articles of the Civil Codes of Mexico City and the States of the Mexican Republic, and the last part of the second paragraph and the fourth paragraph or Article 10 of the General Law of Commercial Companies, in order for them to undertake the following acts, under the terms, conditions and time they deem convenient: (i) appear if necessary before the Notary Public of their choice in order to request and grant the notarization of these minutes in their entirety or partially; (ii) in its case, to grant or ratify the powers of attorney granted or ratified in this meeting; (iii) in its case, revoke all the powers of attorney revoked in this meeting; (iv) ratify each and all of the resolutions taken during this meeting; (v) issue the partial or complete, simple or certified copies of these minutes, which might be requested; and (vi) give, prepare, file and publish, in its case, any notices which might be necessary as a result of this meeting, or as a result of the resolutions adopted herein, before any authority, institution or person.
DRAFTING: The Secretary drafted these minutes and read them to the meeting, which approved them as drafted.
ADJOURNMENT: The meeting was adjourned at 11:00 hours.